MONMOUTH REAL ESTATE INVESTMENT CORPORATION AND SUBSIDIARIES

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS

	Fiscal Years Ended September 30,
	2016		2015		2014		2013		2012
Earnings before Fixed Charges:
Net Income from Continuing Operations	$32,494,507		$20,584,573		$19,845,294		$21,103,686		$18,699,765
Interest Expense	21,836,811		18,558,150		16,104,678		14,956,954		15,352,499
Amortization of Financing Costs	1,116,238		1,286,016		725,745		647,112		630,969
Total Earnings before Fixed Charges	$55,447,556		$40,428,739		$36,675,717		$36,707,752		$34,683,233

Fixed Charges & Preferred Stock Dividends:
Interest Expense	$21,836,811		$18,558,150		$16,104,678		$14,956,954		$15,352,499
Amortization of Financing Costs	1,116,238		1,286,016		725,745		647,112		630,969
Preferred Dividends	9,020,470		8,607,032		8,607,032		8,607,032		5,513,126
Total Fixed Charges & Preferred Share Dividends	$31,973,519		$28,451,198		$25,437,455		$24,211,098		$21,496,594

Fixed Charge Coverage Ratio	1.7	x	1.4	x	1.4	x	1.5	x	1.6	x

Fiscal Year Ended September 30, 2016 – Pro Forma (1)

Earnings before Fixed Charges:
Net Income from Continuing Operations	$32,494,507
Interest Expense	21,836,811
Amortization of Financing Costs	1,116,238
Total Earnings before Fixed Charges	$55,447,556

Fixed Charges & Preferred Stock Dividends:
Interest Expense	$21,836,811
Amortization of Financing Costs	1,116,238
Preferred Dividends (1)	12,796,884
Total Fixed Charges & Preferred Share Dividends	$35,749,933

Pro Forma Fixed Charge Coverage Ratio	1.6	x

(1)	Pro Forma information for the fiscal year ended September 30, 2016 is presented because a portion of the proceeds received from the issuance of 5,400,000 shares of the Company’s 6.125% Series C Cumulative Redeemable Preferred Stock (Series C Preferred Stock) were used to redeem all of the Company’s 2,139,750 outstanding 7.625% Series A Cumulative Redeemable Preferred Stock (Series A Preferred Stock). The Series C Preferred Stock was issued on September 13, 2016 and the Series A Preferred Stock was redeemed on October 14, 2016. The Pro Forma information has been presented as if the effects of the Preferred Dividends from the issuance of the Series C Preferred Stock and the redemption of the Series A Preferred Stock took place on October 1, 2015.